Exhibit 10.22

COMMERCIAL LICENSE AGREEMENT

THIS COMMERCIAL LICENSE AGREEMENT (this "Agreement") is entered into as of the 1st day of December, 2003 by and between Avanir Pharmaceuticals, a California corporation ("Avanir"), and Peregrine Pharmaceuticals, Inc., a Delaware corporation ("Peregrine").

RECITALS

WHEREAS, Avanir, through its wholly-owned subsidiary Xenerex Biosciences ("Xenerex"), has certain expertise and technology relating to the creation of chimeric antibodies;

WHEREAS, Peregrine and Xenerex have entered into a collaborative arrangement (the "Collaboration") as evidenced by a Materials Transfer and Antibody Generation Agreement With Commercial Option, made effective as of October 28, 2002 ("Materials Transfer Agreement");

WHEREAS, the Materials Transfer Agreement was directed to a Project (as defined therein) pursuant to which Xenerex, using Xenerex's proprietary antibody technology and know how, created a chimeric antibody by combining the marine variable regions of the 3G4 antibody with a fully-human constant region identified by Xenerex, and Xenerex then transferred the completed chimeric antibody and the chimeric antibody producing cell line to Peregrine;

WHEREAS, pursuant to the Materials Transfer Agreement, (a) the chimeric antibody and the chimeric antibody producing cell line created by Xenerex pursuant to the Project are jointly-owned by both Peregrine and Xenerex until final ownership rights are determined in a definitive commercial agreement, (b) Xenerex granted to Peregrine the option to acquire an exclusive worldwide license to such chimeric antibody and cell line; and (c) Xenerex and Peregrine agreed to act in good faith and use commercially reasonable efforts to execute a final license agreement; and

WHEREAS, Peregrine and Avanir (on behalf of Xenerex) are entering into this Agreement the licenses granted herein;

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, any capitalized terms not defined in this Agreement will have the meanings set forth for such terms in the Material Transfer Agreement, and the following terms will have the following meanings:

1.1.   "Affiliate" means any company or entity controlled by, controlling, or under common control with a party to this Agreement and will include without limitation any company fifty percent (50%) or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock of a party.

1.2.   "Antibody" means the chimeric antibody and the chimeric antibody producing cell line created by Xenerex, pursuant to the Project and fragments, or direct or indirect derivatives or mimetics or chimeric constructs thereof, and samples of biochemical, biological, clonal, or synthetic chemical materials or sequence data relating thereto and regardless of whether such chimeric antibodies or cell lines were subsequently modified by Peregrine, Peregrine's Affiliate or any Third Party.

1.3.   "Biologies License Application" or "BLA" means an application filed with the FDA, as defined in the United States Food, Drug & Cosmetics Act and the regulations promulgated thereunder and any corresponding U.S. or equivalent foreign application, registration or certification.

1.4.   "Cost" means all labor, material and overhead costs incurred in connection with the procurement, manufacture (if applicable) and testing as determined in accordance with generally accepted accounting principles.

1.5.   "FDA" means the United States Food and Drug Administration and other governmental agencies around the world charged with responsibility for approving the sale of drugs, biologics, or diagnostics.

1.6.   "First Commercial Sale" means, in any country, the first commercial sale, where sale means delivery, billing out or invoicing, whichever comes first, of a Licensed Product by Peregrine, its Affiliates or sublicensees to any person or entity other than Peregrine, its Affiliates or sublicensees following Regulatory Approval in the country in which the sale is to be made.

1.7.   "Licensed Products" means all products incorporating the Antibody.

1.8.   "Net Revenues" means (a) the worldwide gross amount received by Peregrine or its Affiliates for sales of the Licensed Products (whether in the form of royalties or sales revenues) and fees for services utilizing the Antibody, less (b) transportation charges, commissions, prompt payment discounts, credits allowed for defective or returned goods actually paid or allowed, insurance and sales and other taxes based on sales prices when included in gross sales, but not including taxes assessed on income derived from such sales. However, in the ease of a disposition of Licensed Products to an Affiliate where there is no subsequent sale to a Third Party, Net Revenues will be the sales price of such items generally available to unaffiliated Third Parties making similar quantity commitments.

In the event that Licensed Products are sold in the form of a combination product containing one or more active ingredients other than Licensed Products, Net Revenues for such combination products shall be calculated by multiplying actual Net Revenues of the combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately and B is the total invoice price of any other active component or components in the combination if sold separately by Peregrine or its Affiliates or sublicensees; provided, however that the resulting value of such Net Revenues of combination products shall not be less than 50% of the value of the Net Revenues of the Licensed Products had they been sold separately. If, on a country-by-country basis, the Licensed Products and other active component or components in the combination are not sold separately in any country by Peregrine or its Affiliates or sublicensees, Net Revenues for purposes of determining royalties on the combination product shall be calculated by multiplying actual Net Revenues of such combination product by the fraction C/(C+D) where C is Peregrine's or its Affiliates' or sublicensees' total actual cost of the Licensed Product and D is the total actual cost of the other active ingredient(s) included in the combination product at such point; provided, however that the resulting value of such Net Revenues of combination products shall not be less than 50% of the value of the actual cost of the Licensed Products.

1.9.   "Phase III Clinical Trial" means a clinical trial, in any country, involving patients with the disease or condition of interest, designed to obtain sufficient efficacy and safety data to support product registration in the country in which the testing is completed.

1.10.   "Regulatory Approval" means final regulatory approval required to market a Licensed Product for a disease or condition in accordance with the applicable laws and regulations of a given country.

1.11.   "Third Party" means any person or entity other than Peregrine, Avanir and their respective Affiliates.

ARTICLE 2.

LICENSE GRANT

2.1.           GRANT BY AVANIR TO PEREGRINE. Subject to the terms of this Agreement, Avanir hereby grants to Peregrine an exclusive, worldwide royalty-bearing license under any and all patents, copyrights, trademarks, trade secrets, know-how and other intellectual property and other proprietary rights Avanir has or may have in and to the Antibody to manufacture, have manufactured, use, sell, offer to sell and import Licensed Products. In connection with the foregoing, Avanir agrees to provide to Peregrine data it has directly relating to the Antibody or the Project, as set forth in Exhibit A attached hereto, provided, however, that Avanir does not agree to provide any information about Avanir's proprietary antibody generation technology and know-how included therein or to undertake any efforts to create, discover or acquire any new information or data not already in its possession and control.

2.2.           SUBLICENSING. Peregrine will have the right to grant sublicenses of the license rights provided in Section 2.1 to Affiliates and to Third Parties who are capable of fulfilling the development or commercialization responsibilities of Peregrine as set forth in Section 2.3, subject to Avanir's prior consent, such consent not to be unreasonably withheld or delayed. Each such sublicense will be consistent with the terms of this Agreement and will provide for the termination or direct assumption of each such sublicense at Avanir's option upon the termination of this Agreement. Peregrine will furnish Avanir a copy of each sublicense agreement with a Third Party. In considering whether or not to terminate or assume any sublicense Avanir will give due consideration to the terms of the sublicense, the past performance under the sublicense agreement and any other commercially significant consideration which Avanir considers, in the exercise of its reasonable judgment, to be relevant. Except as specifically provided above, Peregrine will have no rights to sublicense all or any part of the license granted to Peregrine pursuant to this Agreement. Any transfer or extension of rights under the license granted under this Agreement, in whole or in part, by Peregrine to any Third Party will be deemed and considered to be a sublicense under this Section 2.2, even if not so designated in the relevant legal documents. Peregrine shall make all payments due to Avanir by reason of any Net Revenues by any such sublicensee and shall ensure each sublicensee's compliance with all terms of this Agreement applicable to Peregrine (including all terms of this Agreement identified as applicable to sublicensees), and Peregrine will cause any such sublicensee to agree in writing (i) to keep accurate books and records and permit Avanir to review the information concerning such books and records in accordance with the terms of this Agreement and (ii) to comply with all other terms of this Agreement applicable to Peregrine (including all terms of this Agreement identified as applicable to sublicensees).

2.3.   DUE DILIGENCE. Peregrine will use commercially reasonable efforts consistent with prudent business judgment to develop, manufacture, market and sell the Licensed Products. Peregrine will promptly give Avanir notice if Peregrine intends to abandon permanently the commercial development of Licensed Products whereupon any license will automatically and immediately terminate.

2.4.   OBLIGATION TO INFORM. Peregrine will keep Avanir reasonably informed in a timely manner as to the progress of the development and commercialization of Licensed Products Peregrine determines, from time to time, to pursue; and beginning on July 1, 2004, Peregrine will annually provide Avanir with a written report summarizing Peregrine's activities related to development of Licensed. Products and status of clinical trials and government approvals necessary for marketing Licensed Products, provided that Peregrine shall not be obligated to provide such a report more than once in any 12 month period. All such reports will be the Confidential Information of Peregrine.

2.5.   CARE AND USE OF MATERIALS; COMPLIANCE WITH LAWS. Each party acknowledges that the materials to be used and generated under this Agreement are experimental in nature and may have unknown characteristics and therefore will use prudence and reasonable care in the use, handling, storage, transportation, disposition and containment of any such materials and will use, handle, store, transport, dispose of and contain such materials in compliance with all applicable laws.

ARTICLE 3.

COMMERCIAL TERMS

3.1.   LICENSE FEE. Upon execution of this Agreement, Peregrine will pay to Avanir a non-refundable license fee of [***].

3.2.   ROYALTIES. In consideration for the license granted under Section 2.1, and without regard to whether Avanir or X.enerex has any patent covering the Antibody, Peregrine will pay to Avanir within 45 days after the end of each calendar quarter royalties equal to (a) [***] of Net Revenues or, (b) [***] of Peregrine's Net Revenues that are paid to Peregrine by non-Affiliate sublicensees in the event that Peregrine sublicenses its rights hereunder pursuant to Section 2.2 above to a Third Party.

3.3.   ROYALTY TERM. The royalties payable under Section 3.2 will be paid until ten years from First Commercial Sale of a Licensed Product, as determined on a country-by-country basis.

[***] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.4.   MILESTONE PAYMENTS. Avanir will be entitled to receive and Peregrine will be obligated to pay additional amounts based upon the achievement of certain milestones (regardless of whether such milestone is achieved by Peregrine or any of its sublicensees) for Licensed Products as follows:

(a)       [***] upon treatment of the first patient in Phase 111 Clinical Trials in any country for the first Licensed Product; and

(b)       [***] upon the first Regulatory Approval of a BLA in any country for the first Licensed Product.

ARTICLE 4.

PAYMENTS; RECORDS; AUDIT

4.1.   PAYMENTS. All amounts payable to Avanir under this Agreement will be paid in U.S. Dollars no later than 45 days after the date upon which such amount becomes owed. Each payment of royalties will be accompanied by a statement of the amount of Net Revenues during such period, and all other information necessary to determine the appropriate amount of such payments. Peregrine will be liable for interest on any overdue payments equal to the annual prime rate listed at such time in the Wall Street Journal plus 3% or the maximum annual rate allowable by law, whichever is lower, commencing 30 days after the date such payments become owed, until paid.

4.2.           REPORTS Peregrine will make written reports and royalty payments to Avanir within. 45 days after the close of the calendar quarter to which they relate, beginning with the calendar quarter in which the date of First Commercial Sale of a Licensed Product occurs. These reports will show on a consolidated basis in reasonably specific detail for each Licensed Product, (i) the Net Revenues during the corresponding calendar quarter and the calculation of payments due to Avanir from such Net Revenues; (ii) the royalties payable in US dollars, if any, which will have accrued hereunder based upon Net Revenues of Licensed Products; (iii) the withholding taxes, if any, required by law to be deducted in respect of such royalties; (iv) the dates of the First Commercial Sale of each Licensed Product in each country if it has occurred during the corresponding calendar quarter; (e) the exchange rates used in determining the royalty amount expressed in. US dollars. Concurrently with the making of each such report, Peregrine will make any payment due to Avanir of royalties for the period covered by such report.

4.3.           EXCHANGE RATE. The rate of exchange to be used in computing the amount of currency equivalent in United States Dollars due Avanir will be made at the period-end rate of exchange published for the last business day of the royalty period by the United States edition of The Wall Street Journal.

[***] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

4.4.           RECORDS AND AUDIT. During the term of this Agreement and for a period of three years thereafter, Peregrine will keep complete and accurate records pertaining to the sale or other disposition of the Licensed Products commercialized by it, in sufficient detail to permit Avanir to confirm the accuracy of all payments due hereunder. Avanir will have the right to cause an independent accounting firm of national standing to audit such records to confirm Net Revenues and royalty payments made by Peregrine to Avanir hereunder; provided, however, that such auditor will not disclose Peregrine's Confidential Information to Avanir, except to the extent such disclosure is necessary to verify the amount of royalty payments due under this Agreement. Such audits may be exercised no more than once per year, within three years after the royalty period to which such records relate, upon reasonable advance notice to Peregrine and during normal business hours. Avanir will hear the full cost of such audit unless such audit discloses an underpayment of more than 5% from the amount of payments due to Avanir for such year ("Audit Difference Period"). In such case, Peregrine will bear the full cost of such audit pertaining to the Audit Difference Period in addition to paying any identified underpayment. In the event such audit reveals an overpayment by Peregrine, the amount of such overpayment shall, at Peregrine's option, be refunded to Peregrine or credited to royalties due and payable by Peregrine to Avanir for the subsequent calendar quarter. The terms of this Section 4.4 will survive any termination or expiration of this Agreement for a period of two years.

4.5.           NON-MONETARY CONSIDERATION. In the event Peregrine or its Affiliates receives any non-monetary consideration in lieu of royalties payable in cash in connection with the Licensed Products, Peregrine's royalty obligations to Avanir under Article 3 will be based on the monetary value of such other consideration. In such case, Peregrine will disclose the terms of such arrangement to Avanir and the parties will endeavor in good faith to agree on such monetary value. In the event that the parties do not so agree, the parties will submit the matter to an independent accounting firm of national standing to determine such value. The cost of such determination will be borne equally by the parties.

ARTICLE 5.

OWNERSHIP; PATENTS

5.1.           OWNERSHIP. Except as may be expressly set forth in this Agreement, the ownership of intellectual property as between the parties to this Agreement will be as set forth in the Material. Transfer Agreement.

5.2.           PATENT PROSECUTION. Peregrine will have sole right and responsibility for preparing, filing, prosecuting and maintaining patents and patent applications worldwide relating to the Licensed Products and conducting any interferences, reexaminations, or requesting reissues or patent term extensions with respect thereto, in each case in its name and sole discretion and at Peregrine's expense. Peregrine will keep Avanir reasonably informed as to the status of such patent matters and will provide Avanir copies of any documents received by Peregrine from such patent offices including notice of all interferences, reexaminations, oppositions or requests for patent term extensions. Avanir will cooperate with and assist Peregrine in connection with such activities, at Peregrine's request and expense. Peregrine may also determine whether to file any patents covering the Antibody, in its name and sole discretion and at Peregrine's expense. Avanir will cooperate with and assist Peregrine in connection with such activities, at Peregrine's request and expense. In the event that Peregrine determines not to file any patent applications for the Antibody, Peregrine will notify Avanir of such fact no later than six months before the deadline to file such patent application, and Avanir will have the right to prepare, file, prosecute and maintain patents and patent applications worldwide relating to the Antibody and conduct any interferences, reexaminations, or request reissues or patent term extensions with respect thereto. Peregrine will cooperate with and assist Avanir in connection with such activities, at Avanir's request and expense.

5.3.           INFRINGEMENT OF THIRD PARTY PATENT RIGHTS.

(a)        Joint Strategy. In the event that the manufacture, use or sale of the Licensed Products becomes the subject of a claim of infringement of a patent, copyright or other proprietary right anywhere in the world, and without regard to which party is charged with said infringement, and the venue of such claim, the parties will promptly confer to discuss the claim.

(b)          Defense. Unless the parties otherwise agree, Peregrine will assume the responsibility for the conduct of the defense of any such claim. In any event, Avanir will have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each party will reasonably cooperate with the party conducting the defense of the claim including, if required to conduct such defense, furnishing a power of attorney. Neither party will enter into any agreement, license or settlement that affects the other party's rights or interests without such other party's written consent, which consent will not be unreasonably withheld.

ARTICLE 6.

CONFIDENTIALITY

6.1.           CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, for the won of this Agreement and for five years thereafter, the confidentiality obligations of Section 4 of the Material Transfer Agreement will apply and govern the parties' use of Confidential Information (as defined in the Materials Transfer Agreement) as if such Section was fully set forth herein.

6.2.           EMPLOYEES; AGENTS. Each party will ensure that each of its employees, consultants, other agents, Affiliates and sublicensees who have access to Confidential Information is bound in writing to obligations of confidentiality and non-use at least equivalent in scope to those set forth in Sections 6.1 and 6.2 of the Materials Transfer Agreement.

6.3.           PUBLICITY. Any disclosures of the teens of this Agreement will be consistent with the disclosure in the press release. Except as expressly provided in this Agreement, neither party may disclose the existence or tei His of this Agreement without the prior written consent of the other party; provided, however, that either party may make such disclosure to the extent required by law and that either party may make a disclosure of the existence and terms of this Agreement to its attorneys, advisors, investors, prospective investors, lenders and other financing sources, and to strategic partners or licensees for the Licensed Products under circumstances that reasonably ensure the confidentiality thereof.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

7.1.           REPRESENTATIONS AND WARRANTIES OF AVANIR.

(a)        Corporate Power. Avanir is duly organized and validly existing under the laws of California and has full corporate power and authority to enter into this Agreement on behalf of itself and on behalf of Xenerex, and to carry out its obligations under this Agreement.

(b)        Due Authorization. Avanir is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Avanir's behalf has been duly authorized to do so by alt requisite corporate action.

(c)        Binding Agreement. This Agreement is a legal and valid obligation binding upon Avanir and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Avanir does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)        Grant of Rights. Avanir has not, and will not during the term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to Peregrine hereunder.

7.2.           REPRESENTATIONS AND WARRANTIES OF PEREGRINE.

(a)       Corporate Power. Peregrine is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.

(b)       Due Authorization. Peregrine is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Peregrine behalf has been duly authorized to do so by all requisite corporation action.

(c)       Binding Agreement. This Agreement is a legal and valid obligation binding upon Peregrine and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Peregrine does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.3.           DISCLAIMER AND LIMITATION OF LIABILITY. THE ANTIBODY IS PROVIDED AS IS AND AVANIR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. NEITHER PEREGRINE NOR AVANIR WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. EXCEPT FOR BREACHES OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 6 ABOVE NEITHER AVANIR OR XENEREX WILL BE LIABLE FOR ANY AMOUNTS AGGREGATING IN EXCESS OF ONE HALF OF THE AMOUNTS PAID TO IT HEREUNDER.

ARTICLE 8.

INDEMNIFICATION

8.1.          INDEMNIFICATION. Peregrine hereby agrees to save, defend and hold Avanir and its Affiliates, officers, directors, agents and employees (collectively, "Avanir Indemnities") harmless from and against any and all third party claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys' fees (collectively, "Claims") resulting from the development, clinical study, manufacturing, testing, use, handling, storage, or sale of the Licensed Products by Peregrine and its Affiliates and sublicensees or directly or indirectly from actions by Peregrine in connection with this Agreement. The parties hereby agree that the risk of toxicity, immunogenicity, teratogenicity or other "drug risk" associated with the Licensed Products will be with and for the account of Peregrine and will be included under the foregoing indemnification of Avanir by Peregrine.

8.2.          CONTROL OF DEFENSE. Avanir will give notice to Peregrine of any Claims that may be subject to indemnification within 30 days, after learning of such Claim, and Peregrine will have the exclusive right to assume the defense of such Claims with counsel of its choosing. If such defense is assumed by Peregrine with counsel so selected, Peregrine will not be obligated to pay the fees and expenses of any separate counsel retained by Avanir with respect to such Claims, unless representation presents a conflict due to actual or potential differing interests between Avanir and any other party represented by such counsel in such proceeding, and will have the right to settle such Claim on such terms and conditions it deems advisable; provided, however, that Peregrine will obtain Avanir's consent to any settlement which requires payment or other action by Avanir or is likely to have a material adverse effect on Avanir's business. The obligation of Peregrine stated in. Section 8.1 above will apply only if Avanir notifies Peregrine in writing within 30 days following receipt of written notice of any Claim brought against Avanir in respect of which Avanir intends to invoke the provisions of Section 8.1.

ARTICLE 9.

TERM; TERMINATION

9.1.   TERM. Except as otherwise provided in this Article 9, (a) the term of license set forth in Sections 2.1 and 2.2 with respect to Licensed Products will commence upon the date of this Agreement first set forth above and will expire on the expiration date of the last to expire royalty obligation, and (b) upon such expiration of this Agreement, Peregrine will have an irrevocable, fully paid, royalty free, nonexclusive license to use the Antibody for any purpose whatsoever.

9.2.   TERMINATION FOR CONVENIENCE. Peregrine will have the right to terminate this Agreement at any time upon 30 day's written notice to Avanir.

9.3.   TERMINATION FOR BANKRUPTCY. Either party may terminate this Agreement by notice in writing to the other party if the other party becomes insolvent, suspends business, makes a general assignment for the benefit of creditors, suffers execution to be levied against it or is subject to or takes or attempts to take the benefit of any law for the release of the bankrupt or insolvent, whether voluntarily or otherwise, and such proceedings are not dismissed within 90 days of the commencement of any such proceeding. The party with respect to which the event referred to in this Section 9.3 has occurred will immediately notify the other party in writing of the occurrence of such event. The parties acknowledge that all licenses granted hereunder are and shall be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code, as amended (the "Code"), licenses of rights to intellectual property as defined under Section 101 of the Code. Each party hereby agrees that the Antibody and all intellectual property rights thereto shall and do hereby constitute "intellectual property" as such term is defined and used for all purposes as set forth at 11 U.S.C. §101(35A). The parties further agree that Peregrine, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code.

9.4.   EFFECT OF TERMINATION; ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

(a)           Upon termination of this Agreement for any reason under the terms and conditions hereof: (i) the licenses granted hereunder will immediately terminate, (ii) Peregrine will discontinue its use of the Antibody, and destroy any and all materials comprising the Antibody (including any DNA sequences encoding such Antibody) in its possession, and (iii) upon the consent of Avanir and a given sublicensee, each such sublicensee of Peregrine hereunder will become a licensee of Avanir; provided that Peregrine and its Affiliates will retain the right to sell Licensed Products existing on the date of such termination, which sales will be subject to the royalty payment provisions set forth herein.

(b)           Termination of this Agreement for any reason under the terms and conditions of this Agreement will not affect obligations of either party incurred prior to termination or the right of either party to recover damages from any breach thereof or affect Peregrine's obligations to pay to Avanir any royalties that have accrued as of the date of such termination.

(c)           In the event Avanir terminates the licenses granted under this Agreement for nonpayment of royalties by Peregrine, all amounts then owing by Peregrine will immediately become due and payable.

(d)           Upon termination of this Agreement by either party under the terms and conditions of this Agreement, neither party will incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

(e)           Termination is not the sole remedy under this Agreement and, whether or not termination is effected; all other remedies will remain available.

(f)           Upon termination of this Agreement for any reason under the terms and conditions of this Agreement, Avanir, may in its sole discretion, terminate any or all licenses or sublicenses granted by Avanir to Peregrine pursuant to this Agreement, together with any sublicenses by Peregrine hereunder.

(g)           If this Agreement terminates any time after royalties on Licensed Products are payable, Peregrine will make a written report to Avanir, for each Licensed Product, within 90 days after the date on which Peregrine, its Affiliates or sublicensees last sell such Licensed Products stating in such report the same information required by yearly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to Avanir.

The terms of Sections 4.4, 5.1. and 5.2 and Articles 6, 7, 8, 9, 10 and 11 will survive termination of this Agreement for as long as necessary to permit their full discharge. Promptly after termination of this Agreement each party will return or dispose of any know-how of the other in the accordance with the instructions of the other, including without limitation any compounds, assays or other biological or chemical materials.

ARTICLE 10.

GOVERNING LAW; DISPUTE RESOLUTION

10.1.           GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California, applicable to contracts entered into, and wholly to be performed within the State of California (regardless of the choice of law principles of California or any other jurisdiction).

10.2.            LEGAL COMPLIANCE. The parties will review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

10.3.           DISPUTE RESOLUTION. Any dispute under this Agreement will be finally settled by binding arbitration, conducted in accordance with the rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules. The costs of the arbitration, including administrative and arbitrators' fees, will be shared equally by the parties to the arbitration. The prevailing party in any arbitration, as determined by the arbitration panel, will be entitled to an award against the other party in the amount of the prevailing party's costs and reasonable attorneys' fees. The arbitration will be held in San Diego, California, if brought by Peregrine, or Irvine, California, if brought by Avanir. A disputed performance or suspended perfoimances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators. Any arbitration subject to this Section 10.3 will be completed within six months from the filing notice of a request for such arbitration.

ARTICLE 11.

GENERAL PROVISIONS

11.1.   NOTICES. All notices required or permitted to be given under this Agreement will be in writing and will be deemed effectively given upon personal delivery, or the day after delivery to a recognized overnight courier, to the following address:

If to Peregrine:

Peregrine Pharmaceuticals, Inc.
14272 Franklin Avenue, Suite 100
Tustin, CA 92780-7017
Attention: Steven King

Cc:          Mark Ziebell
Falk, Shaff & Ziebell LLP
18881 Von Karman Ave, Suite 1400
Irvine, CA 92612

If to Avanir:

Avanir Pharmaceuticals 11388
Sorrento Valley Road
San Diego, CA 92121
Attention: J. David Hansen
President and Chief Operating Officer

Any party may, by written notice to the other, designate a new address to which notices to the party giving the notice will thereafter be sent.

11.2. FORCE MAJEURE. No party will be liable for any delay or failure of performance to the extent such delay or failure is declared to be caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent such delay or failure, provided that the party claiming excuse uses its reasonable best efforts to overcome the same. Notwithstanding the foregoing, should an event force majeure persist for 180 days or more, the non-declaring party will be entitled to terminate this Agreement without cost or liability.

11.3. ENTIRETY OF AGREEMENT. This Agreement and the Materials Transfer Agreement set forth the entire agreement and understanding of the parties relating to the subject matter contained in this Agreement and merges all prior discussions and agreements between them, and no party will be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of each of the parties.

11.4. NON-WAIVER. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement will not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

11.5. DISCLAIMER OF AGENCY. This Agreement will not constitute any party the legal representative or agent of another, nor will any party have the night or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

11.6. SEVERANCE. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without such provision, and the parties will discuss in good faith appropriate revised arrangements.

11.7. AFFILIATES; ASSIGNMENT.  Except as otherwise provided in this Agreement, neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, riot to be unreasonably withheld; provided, however, that either party may assign this Agreement to any Affiliate or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. References to a party will include any Affiliate of that party to whom such an assignment or delegation has been made or ratified. Subject to the restrictions contained in the preceding sentence, this Agreement will be binding upon the successors and assigns of the parties. Any attempted delegation or assignment not in accordance with this Section 11.7 will be of no force or effect.

11.8.  HEADINGS. The headings contained in this Agreement have been added for convenience only and will not be construed as limiting.

11.9.  COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be an original and both of which will constitute together the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement.

AVANIR PHARMACEUTICALS	PEREGRINE PHARMACEUTICALS, INC

By: /s/ J. David Hansen	By: /s/ Steven King
(Signature)	(Signature)

J. David Hansen	Steven King
Printed Name	Printed Name

Sr. Vice President	President
Title	Title

12/01/03	12-5-03
Date	Date

EXHIBIT A

Information to support the filing of an IND

I.	Copies of all laboratory notebooks and development reports
II.	List of materials used, including animal derived components, including certification and testing
III.	Vector and Gene Construction

A.           Source and function of the component parts of the vector

1.	Name
2.	Origin of Replication
3.	Promoters
4.	Enhancers
5.	Antibiotic resistance genes/ selection genes
6.	Other regulatory elements
7.	Function of replicons, if applicable
8.	Open reading frames
9.	Genetic markers critical for characterization of production cells
10.	Sequence of the vector
11.	Restriction enzyme map of the vector

B.           Details of the Gene

1.	Any names and/or laboratory codes
2.	Rational for choosing this gene
3.	Restriction enzyme map of the gene
4.	Complete nucleotide and amino acid sequences including the heavy chain
5.	Origins describing from what cell line and type
6.	Isolation strategy of the gene
7.	Open reading frames
8.	Designate any important sequence features

C.           Details of the antibody

1.	Structural identity of human sequences (i.e. is it a kappa or lambda constant region, IgG or IgG 4 , etc.?)
2.	molecular mass

D.           Detailed description of how the gene and vector were constructed

IV. Host Cells

A.	Source (name, origin, history, identification characteristics, etc.)
B.	Pheno- and geno- types
C.	Any extraneous sequences produced by this cell line including any immunoglobulin heavy or light chains that it synthesizes and/or secretes

E.	Methods of cell culture, concentration of cells at passage and passage numbers

V. Fusion Strategy

A.	Mechanisms of gene/vector transfer into host cells
C.	Are the genes integrated or extra-chromosomal
D.	Demonstration that the construction is actually identical to that desired
E.	Constitutive or controlled expression

VI. Sub-cloning and Isolation Strategy

A.	Detailed methodology of candidate cell line isolation
B.	Description of amplification process
C.	Selection methodology

E.	Detailed methodology for establishment of the cell line
F.	Any extraneous sequences produced as a result of the sub-cloning

VII. Confirmation/comparison to known 3G4 sequence

A.	Sequencing methodology
B.	Results for identification and authenticity